Exhibit 10.3

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

EXECUITVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is adopted _January 14, 2014, between and among Riverview Financial Corporation (the “Corporation”), Riverview Bank, (the “Bank”), and Kirk D. Fox (the “Executive”).

The Corporation, the Bank and the Executive are party to an Executive Employment Agreement dated November 16, 2011 (the “Agreement”). The parties now wish to amend the Agreement.

NOW, THEREFORE, the Corporation, the Bank and the Executive adopt the following amendment to the Agreement:

Section III of the Agreement shall be deleted and replaced with the following:

III. COMPENSATION

The Bank will compensate the Executive for the Executive’s services during the term of the Agreement at a minimum Annual Base Salary of $325,000.00 per year, payable at the same times as salaries are payable to other executive employees. The Executive may elect to defer all or a portion of this amount in accordance with the terms of any qualified retirement plans or non-qualified deferred compensation arrangements in which the Executive participates. Regardless of any such deferral, for the purposes of this Agreement, Annual Base Salary shall mean the gross amount referred to in the first sentence of this Section III. The Bank may from time to time increase the Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts.

IN WITNESS WHEREOF, the Executive and duly authorized representatives of the Bank and the Corporation have executed this Amendment as indicated below:

Executive	Bank

By:
	Its:	CEO

Corporation

By:
	Its:	CEO